Exhibit 10.5

DESCRIPTION OF THE MATERIAL TERMS OF

THE LOCAL.COM CORPORATION BONUS PROGRAM

AS OF DECEMBER 9, 2011

The Local.com Corporation Bonus Program (the “Bonus Program”) provides for the payment of cash bonuses to employees of Local.com Corporation (the “Company”) and its subsidiaries, including the Company’s currently employed named executive officers (the “NEOs,” as named in the Company’s 2011 proxy statement). On December 9, 2010, the Company’s Board of Directors (the “Board”) amended the Bonus Program for its NEOs, as outlined below.

The Bonus Program for NEOs is predicated on (i) meeting or exceeding certain Financial Performance Goals (the “FPGs”) based on Revenue and Adjusted Net Income (Loss) targets, both for the Company as a whole and with respect to the Company’s recent acquisitions as a distinct subset, and (ii) with respect to certain of our NEOs, meeting or exceeding certain Personal Performance Goals (the “PPGs”) as approved by the Board’s Nominating, Compensation, and Corporate Governance Committee (the “NCCG Committee”). The percentage of total Bonus based upon FPG compared to PPG is established by the NCCG Committee and varies as between NEOs. Adjusted Net Income (Loss) is defined by the Company as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges and non-recurring items.

Each NEO has been assigned a bonus target equal to a percentage of their base salary, as outlined in their respective employment agreements with the Company (the “Threshold Target Bonus”) and a Maximum Target Bonus of up to 125% of the Threshold Target Bonus (the “Maximum Target Bonus”) (the amount represented by the Threshold Target Bonus and the Maximum Target Bonus is hereinafter referred to as the “Bonus”). In addition, NEOs may receive a Bonus in excess of the Maximum Target Bonus upon over-achievement of the FPG and the PPG, not to exceed 150% of the Threshold Target Bonus.

40% of the FPGs is based upon achieving the Revenue targets for the Company as a whole. 40% of the FPGs is based upon achieving the Adjusted Net Income (loss) targets for the Company as a whole. 10% of the FPGs is based upon achieving the Revenue targets for the Company’s recent acquisitions. 10% of the FPGs is based upon achieving the Adjusted Net Income (loss) targets for the Company’s recent acquisitions. The total Bonus that may be earned by an NEO will be reduced if at least 90% of any of the foregoing targets are not met.

The following table sets forth the annual target bonus amounts for which an NEO is eligible under the Bonus Program:

Executive Officer	Position	Threshold Target Bonus	Maximum Target Bonus

Heath Clarke	CEO	$342,183.55	$427,729.44
Michael Sawtell	President and COO	$172,200.00	$215,250.00
Kenneth Cragun	CFO and Secretary	$126,280.04	$157,850.05
Michael O. Plonski	CTO	$125,851.32	$157,314.15
Scott Reinke	General Counsel	$95,321.80	$119,152.25

Bonus payouts, if any, to NEOs will be made on such periodic basis as is determined by the NCCG Committee. Except for certain executives, or as provided in a contract to the contrary, a participant’s right to any bonus under the Bonus Program will cease upon termination of employment for any reason, whether voluntary or involuntary. For NEOs with employment contracts containing provisions for termination for “good reason” or termination by the Company “without cause,” upon separation of employment for either of those reasons, the executive will receive an amount equal to the total of all Bonuses received by such NEO during the four quarters immediately preceding such termination date, except where there has been a change in control, in which case the amount shall be multiplied by 1.25 and, at the executive’s election, such amount may also be substituted with the total of all Bonuses received by such NEO during the four quarters immediately preceding the date of the change in control multiplied by 1.25.

The Company reserves the right to amend or cancel the Bonus Program for any reason in its sole discretion.